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                                                       							EXHIBIT 11


                       			    Boston Technology, Inc.

       Weighted Shares Used in Computation of Primary Earnings Per Share
                       			       (in thousands)

                                 					       For the Year Ended January 31,
                                  					       1996         1995        1994
                                  					       ____         ____        ____

Common stock outstanding, beginning
   of period                                  24,759       24,217      23,603

Weighted average common stock issued during
   the twelve months ended January 31,           394          228         214

Repurchase of treasury stock                    (294)          --          --

Weighted average common stock equivalents         --        2,663       2,363

Weighted average shares acquired using
   the treasury stock method                      --       (1,357)     (1,073)
                                   					      ______       ______      ______
Weighted average shares common
   stock outstanding                          24,859       25,751      25,107


Primary and fully diluted earnings per share are the same for all periods presented.


(a) Weighted average common stock equivalents and treasury shares acquired under the treasury stock method were not considered in the January 31, 1996 calculation since they would be anti-dilutive.
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